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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


Contact:  Christopher G. Wheeler of Fisher Companies Inc., 206-404-6784


                   OFFER FOR FISHER MILLING ASSETS WITHDRAWN


SEATTLE, WASHINGTON--December 14, 2000--Fisher Companies Inc. (FSCI) reported today that the undisclosed buyers of its flour milling assets have notified the company that they do not intend to proceed with the transaction. Fisher entered into a non-binding letter-of-intent with the buyers in November to sell its milling assets located primarily in Seattle, Washington and Blackfoot, Idaho.

Based in Seattle, Fisher is a communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest and the Southeast, and its 26 radio stations in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production and distribution business, as well as a satellite and fiber transmission business unit. Fisher also specializes in the design and operation of innovative commercial properties, of which Fisher Plaza is the prime example.